                                                                   Exhibit 10.11

[WEBGAIN LOGO]


August 25, 2000

Henri Richard
13925 Mirmirou Drive
Los Altos Hills, CA 94022

Dear Henri:

     On Behalf of WebGain, Inc. (the "Company"), I am happy to extend the following offer of employment to you. This letter will confirm the terms of your offer of employment with the Company beginning September 1, 2000.

     1. POSITION AND RESPONSIBILITIES. Your title will be Executive Vice President, Worldwide Sales and you will also serve as an officer of the Company. You will assume and discharge such responsibilities as are commensurate with such a position. We believe you are well qualified for this role and we wish to welcome you to the Company.

     2. COMPENSATION. In consideration of your services, you will be paid an annualized base salary of $350,000, less deductions required by law, payable in accordance with the Company's standard payroll practices. Your base salary will be reviewed annually by the appropriate management of the Company.

          You will be eligible to receive additional compensation of $150,000 pursuant to the terms and conditions of our Commission Plan. The plan document will be provided under separate cover.

          You will receive a sign-on bonus in the amount of $50,000, less deductions required by law, payable in a lump sum in your first paycheck.

          We are also offering to make you a secured loan in the principal amount of $250,000, to be evidenced and secured, respectively, by a secured promissory note and deed of trust.

          Also, a $400 (gross) per month car allowance will be provided in lieu of a company car.

          Subject to approval by your manager, all reasonable business-related expenses will be reimbursed to you upon your submission of expense reports in accordance with the Company expense report process.

     3. BENEFITS. You will be entitled to receive employee benefits made available by the Company to similarly situated employees to the extent of your eligibility.

     4. STOCK OPTIONS. Under the terms and conditions of the Company's Stock Plan and your Stock Option Agreement, you will be granted 1,800,000 options to purchase shares of non-voting common stock of the Company. ("Option") The Company's Stock Plan, including the Stock Option Agreement, will be sent to you separately. The exercise price and grant date will be set by Board approval following your employment start date.

     5. CONFIDENTIAL INFORMATION. You agree that you will execute the Company's Proprietary Information and Inventions Agreement. You further agree that, at all times during the term of your employment and thereafter, you will abide by the terms of said agreement. You recognize that the Company desires not to improperly obtain or use any proprietary information or trade secrets of any former employer or the person or entity.

     6. CONFLICTING EMPLOYMENT. Prior to receiving this offer of employment from the Company, you may have been engaged in another employment, occupation, consulting or other business activity related to the business in which the Company is now involved or may become involved during the term of your employment. You acknowledge that your involvement in such business activity shall cease prior to your employment by the Company. You further agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

     7. TERM OF EMPLOYMENT. All employment at the Company is "at will". This means that both you and the Company have the right to terminate employment at any time, with or without advanced notice, and with or without cause. You may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than the President of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the President of the Company and by you.

     8. SEVERANCE UPON TERMINATION WITHOUT GOOD CAUSE FOLLOWING A CORPORATE TRANSACTION. If, however, the Company exercises its right to terminate your at-will employment without "Cause," as defined in the Company's Stock Plan, within 12 months following a "Corporate Transaction," as defined in the Company's Stock Plan, you will be entitled to (i) 1 year accelerated vesting of the Option; and (ii) continuation of your then-current base salary for 1 year, less deductions required by law, payable in accordance with the Company's standard payroll practices.

     9. CONTINGENCIES. This offer of employment is contingent upon your execution of the Proprietary Information and Inventions Agreement, a satisfactory background check as mentioned in the release you submitted with your application, as well as your ability to show proof of your identity and legal right to work in the United States as required by the U.S. Immigration and Naturalization Service (INS). Therefore, on your first day of employment you will be asked to provide proof of your identity as well as your legal right to work in the United States. In most cases, a United States Passport or a driver's license showing a photo of yourself, and a Social Security Card (which does not restrict your employment) will satisfy the INS regulation. Please bring this identification with you on your first day of employment.

     10. ARBITRATION AGREEMENT. You and the Company agree that any dispute or claim, including all contract, tort, discrimination and other statutory claims, arising under or relating to your employment or termination of employment with WebGain, Inc., but excepting claims under applicable workers' compensation law and unemployment insurance claims ("arbitrable claims") alleged against the Company and/or its agents shall be resolved by arbitration. Such arbitration shall be final and binding on the parties and shall be the exclusive remedy for arbitrable claims. You and the Company hereby waive any rights each may have to a jury trial in regard to the arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in San Francisco, California under the National Rules for the Resolution of Employment Disputes. In any arbitration, the burden of proof shall be allocated as provided by applicable law and the arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law for the particular claims asserted. HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information. This arbitration provision will survive your termination.

     If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law. This letter shall be governed under California law.

     We are looking forward to having you join the Company. Please acknowledge and confirm your acceptance of this offer. You can accept by signing and returning the enclosed copy of this letter by fax to 408-517-3730, then sending the original via regular mail. Please feel free to call me at 408-517-3813 if you have any questions.

                                        Sincerely,



                                        /s/ STEVE BRASHEAR
                                        -----------------------------------
                                        Steve Brashear
                                        Chief Financial Officer
                                        Webgain, Inc.

Employee Acceptance;

I accept the terms of my employment with the Company as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, at any time, with or without cause or notice.

Date: 8/26/00                           /s/ HENRI RICHARD
      --------------------              -----------------------------------
                                        Henri Richard